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                                                                       EXHIBIT I


                        STOCK PURCHASE AND SALE AGREEMENT


            Stock Purchase and Sale Agreement (the "Agreement") dated as of December 11, 1996 between AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation and including its wholly-owned subsidiaries ("AIG"), and AON CORPORATION, a Delaware corporation ("Aon").

            WHEREAS, AIG desires to sell to Aon or a designated wholly owned subsidiary thereof (the "Purchaser"), and the Purchaser desires to purchase, an aggregate of 4,846,232 shares (the "Shares") (including 95,024 shares to be issued as a regular quarterly dividend on December 15, 1996) of 8% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share, of A&A (the "Series B Stock") for the consideration and upon the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the premises and of the respective covenants, agreements and conditions contained herein, each of the parties agree as follows:

            1.  Closing

                  a. Time and Place of the Closing. The Closing (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York on the date which is two Business Days after Aon or any affiliate of Aon first acquires on or after the date hereof in any manner any equity interest in Alexander & Alexander Services Inc. ("A&A"), or any right or security convertible or exercisable into any such interest, or any right to acquire any thereof, by purchase or tender offer or otherwise (an "Aon Equity Acquisition"). Aon shall give AIG two business days prior written notice of the date the Closing is scheduled to occur. The "Closing Date" shall be the date the Closing occurs.

                  b. Transactions at the Closing. At the Closing, subject to the terms and conditions of this Agreement, AIG shall sell to Aon, and Aon shall purchase from AIG, the Shares. At the Closing, AIG shall deliver to Aon a certificate or certificates representing the Shares, with stock powers duly endorsed in blank for transfer, against receipt of the Purchase Price with respect thereto by wire transfer of immediately available funds to an account or accounts previously designated by AIG.


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                  c. Purchase Price. The Purchase Price for the Shares shall be
      $317,500,000 in cash plus a cash amount equal to all accrued and unpaid dividends on the Series B Stock to and including the Closing Date (as well as cash equal to the liquidation preference of any additional shares of Series B Stock issued as a pay-in-kind dividend on the Series B Stock after December 15, 1996, if any, which shares shall be included in the definition of "Shares" herein). In the event that the Closing Date occurs after the record date for any dividend payment date after December 15, 1996 and before the dividend payment date, AIG will assign to Aon its right to receive any dividend so declared by A&A.

            2.  Conditions to the Closing

                  a. Conditions Precedent to the obligations of Aon. The obligations of Aon to be discharged under this Agreement on the Closing Date are subject to satisfaction of the following conditions at the Closing (unless expressly waived in writing by Aon at or prior to the Closing):

                        (i) Compliance by AIG. All of the terms, covenants and conditions of this Agreement to be complied with and performed by AIG at or prior to the Closing shall have been complied with and performed by AIG in all material respects, and the representations and warranties made by AIG in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing.

                        (ii) No Injunction. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the purchase of the Shares shall be in effect.

                  b. Conditions Precedent to Obligations of AIG. The obligations of AIG to be discharged under this agreement on the Closing Date are subject to satisfaction of the following conditions at the Closing (unless waived by AIG at or prior to the Closing):

                        (i) Compliance by Aon. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Aon at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by Aon in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and
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      effect as though such representations and warranties had been made at and as of the Closing.

                        (ii) No Injunction. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the purchase of the Shares shall be in effect.

            3. Representations and Warranties of Aon. Aon hereby represents and warrants to AIG:

                  a. Organization, Good Standing, Power, Authority, Etc. Aon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Aon has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Aon has taken all action required by law, its Certificate of Incorporation, its by-laws or otherwise required to be taken by it to authorize the execution, delivery and performance by it of this Agreement. This Agreement is a valid and binding obligation of Aon, enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

                  b. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation by Aon of the transactions contemplated hereby will (i) conflict with, or result in a breach of, any provision of its charter or by-laws, (ii) violate any statute or law or any judgment, order, writ, injunction, decree, rule or regulation applicable to Aon and/or any of its subsidiaries or (iii) cause a breach of any material contract of Aon, which breach would prevent consummation of the transactions contemplated hereby.

                  c. No Consents. No consent, authorization or approval of, or declaration, filing or registration with, or exemption by, any governmental or regulatory authority is required in connection with the execution and delivery of, and the performance by Aon of its obligations under, this Agreement or the consummation by Aon of the transactions to be performed by it as contemplated hereby, other than the approvals of the Department of Insurance of the States of Delaware, New York, and Vermont with respect to the transactions contemplated hereby and filings under the Hart-Scott-
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      Rodino Antitrust Improvements Act ("HSR") and the Competition Act
      (Canada).

                  d. Investment Intent, Etc. Aon (i) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares,
      (ii) can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment, and (iii) is purchasing the Shares for investment and not with a view to, or for a sale in connection with, any public distribution in violation of the Securities Act of 1933 (the "Act").

            4. Representations and Warranties of AIG. AIG hereby represents and warrants to Aon:

                  a. Organization, Good Standing, Power, Authority, Etc. AIG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AIG has the full power and authority to execute and deliver this Agreement. AIG has taken all action required by law, its charter, its by-laws or otherwise required to be taken by it to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated to be performed by it hereby. This Agreement is a valid and binding agreement of AIG, enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

                  b. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation by AIG of the transactions contemplated hereby will (i) conflict with, or result in a breach of, any provision of its charter or by-laws, (ii) violate any statute or law or any judgment, order, writ, injunction, decree, rule or regulation applicable to AIG and/or any of its subsidiaries or (iii) cause a breach of any material contract of AIG, which breach would prevent consummation of the transactions contemplated hereby.

                  c. No Consents. No consent, authorization or approval of, or declaration, filing or registration with, or exemption by, any governmental or regulatory authority is required in connection with the execution and delivery of, and the performance by AIG of its obligations under, this Agreement or the consummation by AIG of the transactions to be performed by it as contemplated hereby, other than such filings under HSR as may be required.
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                  d. Title to Shares. AIG, indirectly through its wholly owned subsidiaries, owns the Shares. Each wholly owned subsidiary of AIG which owns Shares has legal and valid title to such Shares, free and clear of all restrictions on transfer (other than those imposed by the Act, securities or Blue Sky laws of certain jurisdictions, the A&A charter and restrictions under Section 6 of the Stock Purchase Agreement (the "Stock Purchase Agreement") by and between AIG and A&A dated as of June 6, 1994), liens, encumbrances, security interests and claims whatsoever.

            5. Covenants.

                  a. Pre-Closing Activities. From and after the date of this Agreement until the Closing, each of AIG and Aon shall act with good faith towards, and shall use its reasonable best efforts to consummate, the transactions contemplated by this Agreement.

                  b. Publicity. Each of AIG and Aon will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

                  c. Dividends. Aon will not waive or modify its rights under the Merger Agreement that require A&A to pay dividends on the Series B Stock in cash after December 15, 1996.

                  d. Series B Stock. All the rights and preferences of the Series B Stock shall remain in full force and effect until the Closing; provided, however, that AIG agrees to suspend voluntarily its rights under
      Section 9(d) of the Articles Supplementary and its right to require A&A to repurchase any of the Series B Stock pursuant to Section 7 of the Articles Supplementary related thereto, in each case until the earlier of the Closing or termination of this Agreement. AIG will not transfer, assign, sell, pledge or otherwise dispose of any of the Shares to any third party, other than as contemplated in this Agreement, until the earlier of the Closing or the termination of this Agreement.

                  e. Waiver of Rights and Acknowledgment. Effective as of the date hereof, AIG waives its rights, if any, under Section 6.o of the Stock Purchase Agreement. AIG acknowledges that the consent of AIG referred to in paragraph (1) of the letter between A&A and AIG dated June 30, 1994, or any other consent related to the same subject matter,
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      cannot be withheld or delayed with respect to commercially reasonable actions proposed to be taken by A&A.

            6. Termination. This Agreement (A) shall terminate without any action by the parties hereto on the earliest of (i) if the Closing shall not have occurred, April 15, 1997, (ii) if the Closing has not occurred, four Business Days after an Aon Equity Acquisition and (iii) the effective date of termination of the Merger Agreement between Aon, A&A and the other parties thereto, dated the date hereof and as amended from time to time, and (B) may be terminated at any time prior to the Closing by a written instrument executed and delivered by the parties hereto.

            7. Miscellaneous.

                  a. Notices. All notices or other communications given or made hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in person at, or mailed by registered or certified mail, return receipt requested, postage prepaid, to, the following addressees (and shall be deemed effective at the time of receipt thereof).

            If to Aon:      Aon Corporation
                            123 North Wacker Drive
                            Chicago, IL 60606
                            Attention: Raymond I. Skilling, Esq.
                                       Executive Vice President &
                                       Chief Counsel

            If to AIG:      American International Group, Inc.
                            70 Pine Street
                            New York, New York 10270
                            Attention: Vice Chairman - Investments
                                       and Financial Services

Or to such other addresses the party to whom notice is to be given may have previously furnished in writing to the others in the manner set forth above.

                  b. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
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                  c. Severability; Interpretation. If any term, provision,
      covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of Aon and AIG directs that such court interpret and apply the remainder of this Agreement in the manner which it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

                  d. Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

                  e. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other party, except that Aon may assign the right to acquire the Shares in accordance with the terms hereof to one or more wholly owned subsidiaries of Aon.

                  f. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  g. Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing Date.

                  h. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties any rights or remedies hereunder.

                  i. Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
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                  j.  Amendment.  This Agreement may be amended, modified or supplemented; provided that the same shall be in writing and be signed by each of the parties hereto.
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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                    AMERICAN INTERNATIONAL
                                      GROUP, INC., for and on behalf
                                      of itself and its wholly owned
                                      subsidiaries


                                    By:/s/ M.R. Greenberg
                                       -----------------------------------------
                                       Name:   M.R. Greenberg
                                       Title:  Chairman and Chief
                                                   Executive Officer


                                    AON CORPORATION


                                    By:/s/ Patrick G. Ryan
                                       -----------------------------------------
                                       Name:   Patrick G. Ryan
                                       Title:  Chairman, President & Chief
                                                   Executive Officer